Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63034, 333-91095, 333-25298, 333-107285 and 333-113201) pertaining to the 2003 Stock Incentive Plan, the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan of Rainmaker Systems, Inc. of our report dated January 26, 2004, with respect to the financial statements and schedule of Rainmaker Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

San Jose, California

March 17, 2004